Exhibit 99.2

Trex Company

First Quarter 2021 Earnings Conference Call

Monday, May 10, 2021, 5:00 PM Eastern

CORPORATE PARTICIPANTS

Bryan Fairbanks - President, Chief Executive Officer

Dennis Schemm - Senior Vice President, Chief Financial Officer

Bill Gupp - Senior Vice President, General Counsel, Secretary

Viktoriia Nakhla - Investor Relations

PRESENTATION

Operator

Good afternoon and welcome to the Trex Company First Quarter 2021 Earnings Conference Call. All participants will be in a listen-only mode. Should you need assistance, please signal a conference specialist by pressing the “*” key followed by “0.” After today’s presentation, there will be an opportunity to ask questions. To ask a question, you may press “*” then “1” on your telephone keypad, to withdraw your question, please press “*” then “2.” Please note today’s event is being recorded.

I would now like to turn the conference over to Viktoriia Nakhla. Please go ahead.

Viktoriia Nakhla

Thank you all for joining us today. With us on the call are, Bryan Fairbanks, President and Chief Executive Officer, and Dennis Schemm, Senior Vice President and Chief Financial Officer. Joining Bryan and Dennis is Bill Gupp, Senior Vice President, General Counsel and Secretary, as well as other members of Trex management. The company issued a press release today after market close containing financial results for the first quarter 2021. This release is available on the company’s website. The conference call is also being webcast and will be available on the investor relations page of the company’s website for 30 days.

I would now like to turn the call over to Bill Gupp. Bill…

Bill Gupp

Thank you, Viktoriia. Before we begin, let me remind everyone that statements on this call regarding the company’s expected future performance and conditions constitute forward-looking statements within the meaning of Federal Securities Laws. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements.

For a discussion of such risks and uncertainties, please see our most recent Form 10-K and Form 10-Qs as well as our 1933 and other 1934 Act filings with the SEC. Additionally, non-GAAP financial measures will be referenced in this call. A reconciliation of these measures to the comparable GAAP financial measures can be found in our earnings press release at trex.com. The company expressly disclaims any obligation to update or revise publicly any forward-looking statements whether as a result of new information, future events or otherwise.

With that introduction, I will turn the call over to Bryan Fairbanks.

Bryan Fairbanks

Thank you, Bill, and good evening, everyone. Thank you for joining us on today’s call to review Trex company’s first quarter performance and business outlook. Sustained broad-based demand for Trex residential products and accelerated market share gains from wood, drove first quarter growth. Demand was driven by continued, strong, secular trends across the company’s outdoor living products, as well as increasing consumer preference for environmentally sustainable products with proven high performance, aesthetics and quality.

As a result, Trex residential sales grew 25% year-over-year in the first quarter. This strong performance underscores the accelerated pace at which we are taking share from the traditional wood market, particularly as wood prices increase. Our analysis indicates that a one percentage point market share gain from wood translate to over $50 million of annual sales.

Trex Company

Monday, May 10, 2021, 5:00 PM Eastern

Consumer demand for our outdoor living products remains strong. Traffic to Trex.com and Decks.com, in March and April, reached the levels more typically seen in June and July, our seasonally strongest months.

Our websites engage with the consumer at every step of the deck purchasing process, helping the consumer dream and design their deck, estimate costs, view and purchase samples, and then finally finding a contractor or partner or where to buy our products. Together, our sites are a powerful source of intelligence into consumer decision-making with respect to residential decking and railing, creating a unique and valuable resource for the company to inform design for future products and digital experiences.

In addition to consolidated sales growth of 23% in the first quarter, we reported strong EBITDA margin of 28.9% and first quarter earnings per share of $0.42. Earnings growth was impacted by startup costs from our capacity expansion program, higher raw material inflation and transportation costs, as well as the impact from the March fire in one of our buildings at our Virginia manufacturing campus. Dennis will review these impacts in his commentary.

These inflationary pressures led us to announce a mid single-digit price increase on most products. To minimize the short-term impact on our distributors, dealers, retailers, contractors, and consumers, this pricing action will take effect on August 1, 2021, providing 90 days of advanced notice.

This quarter was strong for Trex, not just in terms of our financial performance, but also with respect to tremendous progress with our capacity expansion program at the new manufacturing facility in Virginia. We expect all lines and new facility to be fully operational by the end of May, 30 days ahead of schedule.

Also, we are pleased with the performance of the installed lines and believe the additional capacity further reinforces our position as the industry leader and most efficient manufacturer of high-performance, wood-alternative decking and railing. This capacity will provide us with an important competitive advantage in today’s dynamic composite decking marketplace, as demand for high-performance, low-maintenance decking continues to gain momentum.

The additional capacity will also allow us to resume and pursue numerous growth initiatives, such as new product development and furthering international sales in key markets for future sales growth is poised to outpace our domestic growth. In addition, we will more vigorously pursue our continuous improvement projects that have historically contributed to improving margins.

Trex Company also remains fully committed to improving our environmental footprint and using recycled and reclaimed raw materials. More than ever, consumers are focused on eco-friendly products and our best-in-class decking boards utilizing 95% recycled and reclaimed material offers a compelling alternative to wood decking and other competing products.

Furthermore, Trex continues to create and enhance, recycling solutions for plastic waste. Recently, we introduced the NexTrex® Packaging Label initiative, which allows our packaging to be branded with an official certification that the plastic has been tested and verified as acceptable for recycling into high-performance Trex decking.

Trex Company

Monday, May 10, 2021, 5:00 PM Eastern

As part of this initiative, Trex also will work with brand owners and companies to encourage promotion and participation at the retail level by positioning NexTrex bins and signage in stores to drive awareness and engagement in the plastic drop-off program. Furthering on our ESG heritage, Trex will be issuing our third annual ESG report later in the second quarter. We’ve incorporated many new improvements to our reporting since our last issuance.

We are pleased about Trex’s continued success in garnering industry honors. The Trex brand earned numerous honors this quarter. For the 14th consecutive year, Trex tops Builder magazine’s annual brand use study for brand familiarity, brand used most and brand used in the past two years.

For the 11th consecutive year, Trex has been named the greenest decking in the industry by readers of Green Builder magazine. We’re particularly proud of these awards because they evidence the strength and leadership of the Trex brand from those who use our products in their own business.

Now, I will turn the call over to our CFO, Dennis Schemm for the first quarter financial review. Dennis…

Dennis Schemm

Thank you, Bryan. I am pleased to review our 2021 first quarter results and share our expectations for the second quarter and full year 2021. Consolidated sales in the first quarter were $246 million, reflecting a 23% year-over-year increase driven by a strong 25% growth in Trex Residential Products, despite the temporary interruption due to the fire at one of our manufacturing buildings at our Virginia facility and tightness in the labor and freight markets. This strong performance was driven by sustained broad based demand across all Trex channel partners, as well as continued strong secular growth trends across our outdoor living products portfolio. Trex Commercial Products contributed $13 million to consolidated sales in the first quarter of 2021.

Gross margin was 39.0% compared to 44.8% reflecting inflationary pressures on raw materials and transportation costs, the impact of start-up costs, increased depreciation related to the capital expansion program and reduced overhead absorption due to the fire at the Virginia facility.

As Bryan mentioned, we recently announced price increases on most products effective August 1 to offset the higher inflation that we are experiencing. The timing of the increase will not benefit Q2 margin but reflects our commitment to maintaining strong channel partner relationships, which is a key element of Trex’s long-term success.

Trex Residential Products gross margin was 40.2%, compared to 45.6% in the year ago, quarter. Trex Commercial Products gross margin was 17.2% due to product mix, timing of certain projects and lower absorption, but we expect both revenue and margin in Commercial Products to recover in the second quarter.

SG&A expenses decreased $3 million to $31 million over the prior year quarter. As a percentage of sales, SG&A decreased 450 basis points to 12.8% in the first quarter compared to 17.3% in the prior year quarter, primarily due to timing of spend on branding and reduced travel and entertainment expenses because of the COVID pandemic.

Trex Company

Monday, May 10, 2021, 5:00 PM Eastern

Our effective tax rate for the first quarter 2021 was 24.7%, and in line with expectations. Net income was $49 million, or $0.42 per diluted share, up 14% and 17%, respectively, from the $42 million, or $0.36 per diluted share, in the prior year quarter.

EBITDA increased 20% to $71 million and EBITDA margin was 28.9% compared to 29.4% in the comparable quarter of 2020. Capital expenditures were $58 million with the majority supporting the capacity expansion program. In the first quarter, we continued to add lines to the new Virginia facility. When completed at the end of the month, the capacity expansion program will provide 70% more capacity when compared to 2019 volume levels.

We repurchased over 500,000 shares of Trex outstanding common stock at an average price of $90 per share totaling $46 million under the share buyback program during the 2021 first quarter. We have repurchased a total of 3.3 million shares under the current program as of the end of the first quarter.

Our strong first quarter puts us firmly on track to have another year of strong double-digit growth, despite the estimated sales loss of $12 million to $13 million through the end of June year-to-date because of the fire at our Virginia facility.

We expect second quarter consolidated net sales to range from $295 million to $305 million, representing year-on-year growth of 36% at the mid-point. This is in line with our previous expectation of sales growth in the second quarter as our additional capacity is fully operational, and in the third quarter, as we back-fill channel inventory before returning to more normalized seasonal patterns in the fourth quarter.

We are also reaffirming the guidance for full year 2021 incremental EBITDA margin of between 35% and 40% as the positive impact of the August price increase and cost savings projects drive additional gross margin leverage in the second half of 2021, amid more normalized SG&A spending. Our tax rate is anticipated at approximately 25%. Depreciation will range from $35 million to $40 million, increasing throughout the year. And we expect full year spending on CAPEX to be in the range of $130 million to $150 million.

Now, I will turn the call back to Bryan for his closing remarks.

Bryan Fairbanks

Thank you, Dennis. Our first quarter performance has laid the foundation for continued strong double-digit growth in 2021 against the backdrop of strong consumer demand and completion of our capacity expansion program. The timing of our capacity additions, overall strength of the market and the wood conversion opportunity is demonstrated by the mid-point sales guidance of 36% growth in the second quarter.

I want to thank the entire Trex team for their hard work, as well as our dealers, retailers, distributors, and contractors whose continued support has been essential to our growth.

Operator, I’d now like to open the call for questions.

QUESTION AND ANSWER

Operator

Thank you. We will now begin the question and answer session. To ask a question, you may press “*” then “1” on your touchtone phone. If you are using a speakerphone, we ask you to please pickup your handset before pressing the keys. To withdraw your question, please press”*” then “2.” We will ask you to please limit yourself to one question and a single follow-up.

Trex Company

Monday, May 10, 2021, 5:00 PM Eastern

Today’s, first question comes from Ryan Merkel with William Blair. Please go ahead.

Ryan Merkel

Hi, thanks for taking the question. First off, can you talk about lumber prices and if you’ve seen stronger conversion as a result? And, if so, has the growth been boosted at the low end or is it broad-based?

Bryan Fairbanks

Sure, Ryan. Good to talk to you this evening. We have seen higher lumber prices. DIY or reasonable quality pressure treated is selling for about a $1.60. And as you’re aware, our entry level is about a $1.75 at the Enhance Basics product. Well, what we’re seeing is broad-based demand across all of our products. So, I would expect for that consumer who is primarily intending wood, it’s easier for them to make that conversion at this point, given how close that price is. But we’re not seeing a shift towards that opening price point. We continue to see the growth across all of our product lines. People see that they’re able to afford the Enhance Basics product line, recognize the aesthetics of the Enhance Naturals, will give them more of the look that they want, and those that are looking for the more premium products and aesthetics are still tending towards the Select and Transcend products.

Ryan Merkel

That’s great to hear, Bryan. Thanks. And then for my follow-up on SG&A, should we be assuming that brand spend comes back gradually through the year, such that you’re exiting 4Q, maybe $8 million, $10 million higher than 1Q?

Bryan Fairbanks

We definitely said that we would be reinvesting in the brand more heavily this year and we will continue on that path. We said that this would be a more normalized year and, after the first quarter, we were certainly lower than last year as expected. And we would gradually see this start to increase throughout the remainder of the year.

Ryan Merkel

Alright. Fair enough. Thanks. Great quarter.

Bryan Fairbanks

Thanks, Ryan.

Operator

And our next question comes from Tim Wojs with Baird. Please go ahead.

Tim Wojs

Hi everybody, good afternoon, so thanks. So, I guess my first question, just on input costs. Could you maybe talk about what you’re seeing now in terms of inflation and how that might be trending relative to your initial expectations earlier this year?

Trex Company

Monday, May 10, 2021, 5:00 PM Eastern

Dennis Schemm

We are seeing broad-based inflation across the organization. Going into the year, we had expected inflation to pick up. It’s fair to say that it is coming in higher than what those expectations were. It was important that we recognize how the channel operates and many decks are sold 90 or 120 days in advance. So, we wanted to give enough time for the channel to work through that, allow contractors to finish their jobs and then pass along the price increase. So with that inflation coming in and the pricing we’re taking, we’re able to hold our incremental EBITDA margin guidance.

Tim Wojs

Okay. That’s good. And then could you just remind us how you recycled input move relative to the virgin counterparts?

Bryan Fairbanks

And we talked about that a little bit in some of our prior calls. The biggest move that we’re seeing with the recycled inputs right now is the higher volume that we’re purchasing. So, we’re having to go further and, of course, transportation we’re seeing significant increases in, that’s the biggest driver of the increased cost in polyethylene right now.

Tim Wojs

Okay, great. I’ll hop back in queue. Nice job, guys.

Bryan Fairbanks

Thanks.

Operator

And our next question today comes from Ketan Mamtora with BMO Capital Markets. Please go ahead.

Ketan Mamtora

Thank you. I’m just curious, what are you guys seeing in terms of channel inventories for this time of the year, given the demand has been so strong?

Bryan Fairbanks

Our channel inventories continue to be lower than where we would like. Normally coming out of the first quarter, we would have peak inventories. We’re not seeing that right now because of the demand that’s in the marketplace. And that’s why Dennis mentioned that we expected, we would be back to building capacity, building inventory in the channel during the third quarter, as all of our capacity is online by that timeframe.

Ketan Mamtora

Got it. And then can you just remind us what is left in the repurchase authorization?

Dennis Schemm

There is significant amounts left for us. It’s a relatively 8.2 million shares are left.

Ketan Mamtora

Got it. Very helpful. I’ll jump back in the queue. Thank you.

Bryan Fairbanks

Thanks

Operator

And our next question comes from Keith Hughes with Truist. Please go ahead.

Trex Company

Monday, May 10, 2021, 5:00 PM Eastern

Keith Hughes

Thanks. You talked in the release and on the prepared statements about some of the cost pressures in the quarter around the fire and the ramp of the capacity. Can you give us an idea, how much of those two items were in numbers in the quarter?

Dennis Schemm

Yes, Keith, it’s a great question. And despite all of these issues, dealing with inflation, startup expense, the fire, we’re still very proud that our incrementals for the full year will remain unchanged between 35% and 40%. But when you take a look at the gross margin degradation in the quarter, about 200 basis points of that was inflation, and I’d say, another 200 was relative to the startup expenses.

Keith Hughes

Does that 200 basis points include the higher D&A? Or is that more just dollar cost?

Dennis Schemm

It does. It includes the higher D&A as well.

Keith Hughes

And does all that D&A come in cost of sales or some of that end up in SG&A?

Dennis Schemm

There’s a little bit in SG&A, but the major CAPEX is of course in the COGS line.

Keith Hughes

Okay. And then final question on the price increase. Is that across the entire Trex product portfolio that those increases are coming in?

Bryan Fairbanks

It’s across most of our products.

Keith Hughes

Okay. Thank you.

Bryan Fairbanks

Thanks, Keith.

Operator

And our next question today comes from Stanley Elliott with Stifel. Please go ahead.

Stanley Elliott

Hi guys, thank you all for taking the question. In terms of the 2Q guidance, very impressive. It feels like this is really true demand instead of any sort of restock ahead of the price increase, but we’d love to get some color around that, especially in the context of the high web traffic that you’re seeing.

Bryan Fairbanks

You’re spot on with your comments. It is demand-driven. I would prefer to be saying that there’s some inventory build that will occur in the second quarter, but as of now, we expect that all going to be demand and we’ll get into some of that inventory building in the third quarter, and then back to more of a normal, seasonal type demand pattern in the fourth quarter.

Trex Company

Monday, May 10, 2021, 5:00 PM Eastern

Stanley Elliott

Great. And with the expansion coming online faster than what you all had targeted, you mentioned a handful of kind of wish list growth projects, how quickly can you start moving on those once you get completed with the expansion in May?

Bryan Fairbanks

We’ve got a number of projects that are in the queue at this point. Some are down the path where we already have investment. There are other parts of it where they’re still in the pipeline. I think you’ll start to see some more of those come once we’re done with that capacity piece of it. A number of years ago; we talked about increasing the output on our existing manufacturing lines. That’s still an opportunity ahead of us, but we need to be able to get the downtime to be able to replace some of those assets.

Stanley Elliott

Thanks guys. Appreciate it. Best of luck.

Bryan Fairbanks

Thanks.

Operator

And our next question today comes from Matthew Bouley with Barclays. Please go ahead.

Matthew Bouley

Good evening, everyone.

Bryan Fairbanks

Hi Matt.

Matthew Bouley

Follow-up to that last question. On the capacity being fully operational by the end of May, just number one, what does that suggest around the utilization; however, you want to define that? Because it does sound like you think you’ll have additional room to go after these growth initiatives. But then my broader question is really given the strength of demand, at what point does it make sense, or you actually need to think about actually the next waves of capacity? Thank you, Bryan.

Bryan Fairbanks

Yes. Thanks. We have a sophisticated supply chain group and they’re looking out five, seven and 10 years for what our sales growth expectations are, and from there, making determinations as to what we need to do with capacity. So, it’s something that we talk about regularly here. As we talk about utilization right now, utilization is at 100%. We are running all of the assets we have and getting every single linear foot of decking and railing out to the marketplace.

Matthew Bouley

Okay, understood. Second one, kind of along the same lines, but as you scale this quickly, you’re obviously going to need to source more and more material. It sounds like you’ve got some interesting efforts here with the NexTrex that you mentioned. Just as you scale up this quickly, does the ability to actually source recycled plastics become a constraint at all? Thank you.

Trex Company

Monday, May 10, 2021, 5:00 PM Eastern

Bryan Fairbanks

We’ve been working to scale for some time now, recognizing that the growth is out there and the size of the conversion opportunity. So, while there are some challenges related to it, a lot of it related to freight right now. There is plentiful supplies of the market and as more companies look at their own ESG principles and as more homeowners want to do what’s right for the environment, that supply of plastic increases.

Matthew Bouley

Wonderful. Well, thank you for the details, Bryan, and good luck.

Bryan Fairbanks

Thanks Matt. Appreciate it.

Operator

And the next question comes from Jeff Stevenson with Loop Capital. Please go ahead.

Jeff Stevenson

Hi, thanks for taking my questions today. My first one is how should we think about the cadence of incremental EBITDA margin as the year progresses? Should it still be back half weighted to get to the 35% to 40% range, or will it be sooner now that the capacity program has completed earlier than original expectation?

Dennis Schemm

It’s a great question, Jeff. And Q2 margins will be a little dampened because of the inflation that we’re seeing, and our price increase does not go into effect until August 1st. So, you will definitely see this, you know, the EBITDA margin expansion be more of a back half, where Q3 will definitely be higher than Q2 and that’s because all of our lines will be up and running fully and we expect to be running full out and then Q4 should even be higher than Q3. So that’s how the ramp should occur.

Jeff Stevenson

Okay, great. And just as far as demand goes, I just wondered about the exit rate from March heading into April and whether how much pent-up demand was a result of the fire at the Virginia plant and also winter storm Uri and how that could impact the second quarter?

Bryan Fairbanks

I wouldn’t say that that drove the pent-up demand. They were orders that we could have filled during the quarter. We were unable to do that. As I mentioned earlier, the inventories in the channel are low at this point. We’d like to have more out there and as the capacity comes on, we’ll work to fill those orders.

Jeff Stevenson

Got it. Thank you.

Bryan Fairbanks

Thanks Jeff.

Trex Company

Monday, May 10, 2021, 5:00 PM Eastern

Operator

And our next question today comes from Michael Rehaut with JP Morgan. Please go ahead.

Michael Rehaut

Yes, thanks. Good afternoon, everyone. Congrats on the results.

Bryan Fairbanks

Good afternoon. Thank you.

Michael Rehaut

First question I had was on how to think about revenue in the back half. Obviously, in the second quarter you gave your guidance and in part that’s based on the continued ramp in capacity. Demand obviously is not a problem, and it continues to be a backdrop where you can just sell as much as you can make. So, from that standpoint, as you look at further lines coming up and being fully operational by the end of May, how should we think about the run rate in 3Q and 4Q again? Just let’s say for argument’s sake that seasonality isn’t as much of a factor as it was the case last year?

Dennis Schemm

Yes, we feel really good about growth for the entire year after clipping off the 23% growth rate here in Q1, move into a 36% growth rate at the midpoint for Q2 gives us a lot of momentum. I expect Q3 to even be bigger than Q2 as all of our lines will be fully operational and Q2 only sees a part of that, right. So Q3 should be bigger than Q2 and then things will start to return to more normalized seasonal levels for Q4.

Michael Rehaut

Right. That’s great. Thank you for that. Very helpful. On the second question, just kind of going back to the gross margin cadence and also you talked about SG&A, obviously improving, I believe on a dollar basis sequentially throughout the year. I’m wondering if we should still be expecting leverage on a full year basis. It would seem to be the case. But also, on the gross margin side, you talked about obviously flipping positive into the back half as the price increases kick-in. Should we be seeing a similar type of year-over-year decline or as some of those startup costs moderate and you have the better top line? Should we be thinking about something less? So, kind of a two-parter there.

Dennis Schemm

No, no problem at all. So relative to SG&A, so just to be really clear, we’re going to be increasing SG&A throughout the year. So Q2 will actually be a headwind year-over-year, because last year there was a significant pullback because of COVID. So Q2, Q3, Q4, we were pulled back pretty significantly because of reduced travel and entertainment and healthcare spend. We pulled back on the branding as well because demand was so strong. In Q2, we’re definitely going to be, throttling up the SG&A spend and Q3 and Q4 I would expect sequentially they will be a little higher than Q2 levels. So, we’ll be returning to more normalized levels of SG&A as we move through the year. We fully expected Q1 to be light, because it was COVID impacted.

. So, over the longer term here, we clearly expect SG&A to be a leverage story. We will get leverage this year as well.

Trex Company

Monday, May 10, 2021, 5:00 PM Eastern

Relative to gross margin, we talked about Q2 being a little muted. Despite the lines coming on, we still have start-up expenses and we have higher inflation and so our price increase does not come into effect until August 1. So Q2 will be exposed, but as we move into Q3, we’ll have the price increase behind us and in Q4 as well. Also, with Q3 we’re expecting to be running full out, so capacity utilization will be very, very strong as well. So Q3 and Q4, you’ll see ratable increases in our gross margin performance.

Michael Rehaut

I appreciate that. Just to clarify on the Q2 versus Q1 on the gross margin, appreciate that the raw material inflation impact will still be felt perhaps similarly given the price increases don’t kick in yet. What about the start-up costs that 200 bps drag from higher start-up costs and depreciation? Would that moderate given the higher sales and the continued ramp in 2Q and should therefore the 2Q gross margins be better than 1Q?

Dennis Schemm

Well, not going to comment to specific guidance on the margins, but startup expenses should start to come down. We are going to be at full capacity for our new building by the end of May. So, we should start to see those startup expenses decrease, and we definitely saw the full component of the startup expenses in Q1 of this year.

Michael Rehaut

Thank you.

Bryan Fairbanks

Thanks.

Operator

And our next question today comes from Phil Ng with Jefferies. Please go ahead.

Phil Ng

Hey guys congrats on another strong quarter.

Bryan Fairbanks

Thanks, Phil.

Phil Ng

Hey, Bryan, great to see the new capacity come on ahead of schedule. So, if demand is there and you run full out, just curious, how much bandwidth do you have from a supply standpoint on a year-over-year basis for 2Q in the back half, appreciating some of that 70% incremental capacity did come on last year already?

Bryan Fairbanks

We haven’t provided specific numbers. I think, when you look at the sales growth that we’re showing it’s an indication of that capacity coming on. So, we will have the full quarter for the lines that have already come up. And that, of course, will have let’s say two full months of the additional lines that will come up through the quarter. And by the third quarter, as Dennis mentioned, that increases from a revenue perspective, because we now have all of that capacity available to us.

Phil Ng

Okay. But your general view is that, given the demand backdrop, you’ll be kind of caught up from inventory standpoint for the channel by 3Q, 4Q will kind of return back to more normal?

Trex Company

Monday, May 10, 2021, 5:00 PM Eastern

Bryan Fairbanks

Yes. We expect we will be building inventory in the third quarter. Where the market goes at that point it’s tough to say whether we’re fully back there, but it’s our expectation at this point with the capacity that we have we’ll be able to get a large part of the way there.

Phil Ng

Okay. And then with some of the new capacity you are bringing on, you talked about providing the opportunity for you to pursue international markets in new products. What about new construction, I’m just trying to gauge as to how things are actually really strong right now? So, is that, a less attractive opportunity versus international from a margin standpoint? Thanks a lot.

Bryan Fairbanks

It’s a good point. That is something that we have a team that’s focused on. We already have relationships with some of the largest national builders that are out there and working with them to let them know when that product will consistently be available so that they can offer that as upgrades in their homes.

Phil Ng

Okay. Alright, sounds good. That’s exciting.

Bryan Fairbanks

Thanks.

Operator

And our next question today comes from Alex Maroccia with Berenberg. Please go ahead.

Alex Maroccia

Good afternoon, guys. Thanks for taking my questions. Just looking to get more information around these price increases in August. For timing, is this a start or end of the month? And then in terms of the accounting of it, how does the price increase work with sales that can’t be booked until they are shipped from DCs to retail?

Bryan FairbanksThe price increase will take effect on August 1st. And from an accounting perspective, out of our plant, it is FOB manufacturing plant and for our retail customers, it’s when the product ships from their distribution center to the store.

Alex Maroccia

Okay. Got it. And then as we get past the price increase in the event that input costs begin normalizing in the back half of the year, how much of the cost savings would you capture in FY ’21 versus FY ’22?

Bryan Fairbanks

I think we would have to be making some real assumptions there at this point regarding what of those cost changes would be flowing through. So, I don’t think that’s one we can provide you a good answer for at this time.

Alex Maroccia

Okay. No worries. I was just trying to gauge the timing of when you’re purchasing the raw materials versus when it would actually get booked?

Trex Company

Monday, May 10, 2021, 5:00 PM Eastern

Bryan Fairbanks

Yes, the raw material in many cases 30 to 60 days’ supply depending upon what it is, some are longer some are shorter. But I don’t think there’s an easy way to get to even a rough number for you for this purpose.

Alex Maroccia

Okay, got it. Thank you, guys.

Operator

And the next question today comes from Reuben Garner with The Benchmark Company. Please go ahead.

Reuben Garner

Thank you and congrats on the quarter guys.

Bryan Fairbanks

Thanks.

Reuben Garner

So maybe just a follow-up from an earlier question. Dennis, it sounds like you’re suggesting the third quarter growth rate could be even stronger than the second quarter. I know that you guys are planning on building some inventory. To get back to normal levels. How much business would you get just from restocking to normal levels in the third quarter, assuming that way if we think the underlying market is growing 20% for you guys, we can add in whatever restock there is? Is that a good way to look at that?

Bryan Fairbanks

We see the overall growth is inclusive in the double-digit, top-line number we’re talking about. I know, it doesn’t give you exactly what you’re looking for. We do expect the third quarter to grow beyond where the second quarter is with the availability of that capacity, supplying market demand, as well as backfilling inventory.

Reuben Garner

Okay. And then a follow-up on the polyethylene conversation. A handful years ago, I know you guys were in the pellets business with virgin prices. I think they were north of a dollar per pound back when you were doing that. I don’t know exactly where they stand today. But I got to imagine they are pretty close. I mean, is there any thought for you guys into doing some business there to take advantage of your capabilities in turning the cheaper inputs into a quality product that the OEMs can use?

Bryan Fairbanks

The growth opportunity for us and the outdoor living marketplace is much more attractive than commodity pellets.

Reuben Garner

Okay, so it would use the same capacity. It’s not a separate manufacturing process, it would use the same capacity that you do for decking?

Bryan Fairbanks

That’s correct. Unless, we’ve built additional capacity to service that market specifically, but right now, our strategy is focused on growing outdoor living marketplace.

Trex Company

Monday, May 10, 2021, 5:00 PM Eastern

Reuben Garner

Got it. Very helpful. Thank you, guys and congrats again.

Operator

And our next question today comes from Kurt Yinger with DA Davidson. Please go ahead.

Kurt Yinger

Great, thank you. I’m just curious, when you talk to contractors as part of your program. What are you hearing in terms of labor and that perhaps being a constraint in any way to projects in demand as the market is quite hot right now?

Bryan Fairbanks

The labor is a challenge for everybody in the channel, whether it be the retailer, trying to get enough people to make sure they’re registers in the lumber aisle, our staff, or the pro channel, making sure that they have the right skilled people to be able to sell the premium products that they carry.

For our contractors, it’s no different. Many of the employees that these contractors have, have been with them for some time now. And they have been fully employed through the entire pandemic period. So they’re not having to be bringing people back off of unemployment into these jobs again. I’m sure much like virtually everybody else in the economy, they would be happy to have more people coming off of those roles at a quicker pace along the way. But right now, they have the staffing that they need to be able to meet their own backlogs.

Kurt Yinger

Okay, makes sense. And then my second one, obviously, the conversion story right now is very strong. And I think it’s a real critical part of the long-term narrative. I’m just curious, as you look out over the next two, three, five years, what do you think is most important in terms of your role in continuing that accelerated rate of conversion?

Bryan Fairbanks

There is 40 to 50 million wood decks just in North America alone, on an average eight to ten years on those decks. So, I would expect between the next five to seven years on average, those decks will need to be replaced. Trex composites specifically, are much more well-known in the market than any other products that are out there. And we will gain more than our fair share of those sales as they come along. So even though we have tightened the marketplace between wood and composites right now, if it goes right back to where it was tomorrow, we’re highly confident in our strategy to continue that conversion.

Kurt Yinger

Got it. Alright, appreciate the color, Bryan. And good luck here in Q2 guys.

Bryan Fairbanks

Thanks.

Operator

And our next question today comes from Alex Rygiel with B. Riley FBR. Please go ahead.

Alex Rygiel

Hey guys thank you. Very nice quarter, Bryan.

Trex Company

Monday, May 10, 2021, 5:00 PM Eastern

Bryan Fairbanks

Thanks, Alex.

Alex Rygiel

Bryan, you’ve been in the business for a long time. Can you talk a little bit about the correlation between new home construction cycles? And then the sort of lagging demand drivers to building a deck and composite decking?

Bryan Fairbanks

With the demand patterns on new homebuilding, because we are 95% repair and remodel, there’s not a significant correlation between Trex and that homebuilding cycle that you see out there. I think as we move forward, and there is the expansion in new home building over the next couple years, and as we build those relationships, further build on them and have product available to it, there’ll probably be a little bit more of a correlation. But it’s never going to become a dominant part of our business.

Alex Rygiel

Maybe let me clarify the question. Clearly, a lot of homes are built without a deck. What kind of sort of lagging benefit have you seen, after a big housing cycle? When does the cycle for building those decks then develop?

Bryan Fairbanks

Yes, I got you now. It’s usually going to be 12 to 24 months after that home is built, where the homeowners have spent most of their upgrade money on their countertops or floors or fixtures, they get into the house then they realize they want the deck. So, it’s generally one to two years after the house has been closed.

Alex Rygiel

Thank you.

Operator

And ladies and gentlemen, as a reminder if you like to ask a question, please press “*” then “1.” Today’s next question comes from Trey Grooms with Stephens. Please go ahead.

Trey Grooms

Hey, good afternoon and congrats. Great quarter.

Bryan Fairbanks

Thanks Trey.

Trey Grooms

So, I guess, this one is just kind of around the incrementals, kind of revisiting some of the commentary there. The 35% to 40% incremental EBITDA margin, it sounds like you’ll ramp through the year. And if I understood right, 4Q would be your highest incremental margin quarter of the year. If I understood that, right. And so, I guess, the question is, with the puts and takes around the price cost catch up that you are seeing in the 4Q. But also, if you’re returning back to normal kind of capacity utilization or maybe more normal seasonal patterns in the 4Q, with those puts and takes at hand here and looking at exiting the year at the highest incremental EBITDA margin. How are we thinking about longer-term incrementals going forward exiting this year? Is that a good run rate? Is there more to come above and beyond that or how should we be thinking about longer term Bryan?

Trex Company

Monday, May 10, 2021, 5:00 PM Eastern

Dennis Schemm

Well, I think, over the longer term, we’re going to continue to find ways in which to improve our cost position, that is one of the things Trex is known for historically. And so, you know, our focus right now is on the capacity expansion. But as Bryan talked about earlier, we’re going to quickly pivot and we’re going to start looking at cost out projects as well. And we will be focused on those for the back half of the year and then into the future. And so, as we continue to grow, we have all of our lines behind us, SG&A becomes a greater leverage story as well as we’re not having to invest dollar-for-dollar if you will, from a branding perspective and Enhance does not require the same level of branding spend. So clearly, incrementals can be higher than the range that we have given you.

Trey Grooms

Yes, got that. Thank you for that. And then, the SG&A ramp that you’re talking about, back to something more normal, can you give us any better way of thinking about where you see exiting this year, Dennis? Is it kind of a linear ramp up to 4Q? Or is it more lumpy? Is there more step functions there?

Dennis Schemm

No, it’s not lumpy at all. In fact, I would consider this to be a little more linear now. So Q1 was definitely going to be the lightest, because it was COVID impacted. When you start stepping into Q2 and Q3, Q4, we’re going to continue on with our branding spend, and you are going to see more and more travel start to kick in. So, I think that you’ll see Q3 be a little higher than Q2, and I think you’ll see Q4 be a little higher than Q3 from a travel and entertainment perspective, because we’ll be out on the road more, we’ll be attending conferences more, and meeting with customers.

Trey Grooms

Okay. That’s helpful. Thanks a lot. I’ll pass it on. Good luck.

Bryan Fairbanks

Thanks, Trey.

Operator

And ladies and gentlemen this concludes the question and answer session. I would like to turn the conference back over to Bryan Fairbanks for closing remarks.

CONCLUSION

Bryan Fairbanks

Thank you for everybody’s participation in today’s call. We look forward to keeping you updated on our progress and upcoming conferences and meetings. Good evening.

Operator

Thank you, sir. This concludes today’s conference call. We thank you all for attending today’s presentation. You may now disconnect your lines. And have a wonderful day.

Trex Company

Monday, May 10, 2021, 5:00 PM Eastern